Consent of Independent Certified Public Accountants





Board of Directors
RCM Technologies, Inc.



We have issued our report dated December 11, 1995 accompanying the consolidated financial statements and schedules included in the Annual Report of RCM Technologies, Inc. and Subsidiaries on Form 10-K for the years ended October 31, 1995, 1994 and 1993. We hereby consent to the incorporation by reference of said report in the Prospectus constituting part of the Registration Statement on Forms S-8 (File No. 33- 12405, effective March 24, 1987, File No. 33-12406, effective March 24, 1987, File No. 33-61306, effective April 21, 1993, and File No. 33-80590, effective June 22, 1994).














/s/ Grant Thornton LLP
----------------------
Grant Thornton LLP
Philadelphia, Pennsylvania
December 11, 1995, except
for Note 15 as to which the
date is January 9, 1996